Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Patrick Fitzgerald
724-514-1800
Mylan Laboratories Announces Strategic Global Reorganization to Maximize Growth
Opportunities and Leverage Efficiencies Provided by New Global Platform
Dr. John P. O’Donnell Will Retire as Chief Scientific Officer and Continue on with Mylan as Strategic Scientific Advisor in the Office of the CEO
PITTSBURGH—Jan. 31, 2007—Mylan Laboratories Inc. (NYSE: MYL) today announced a strategic global reorganization following the Company’s successful acquisition of a controlling interest in Matrix Laboratories.
Robert J. Coury, Mylan’s Vice Chairman and Chief Executive Officer, commented: “During the past several months leading up to the successful closing of this transformational transaction we’ve had the opportunity to carefully evaluate all aspects of our organizations, and we are realigning to allow us to realize the full benefit, efficiencies and growth potential of our new global platform. I am very pleased at how quickly and efficiently we have brought these organizations together and this reorganization will further enhance and accelerate the benefits to Mylan and Matrix.”
A significant number of Mylan and Matrix employees are being promoted and given additional opportunities and responsibilities as part of this reorganization. Some senior management changes include:
•	Rajiv Malik, CEO of Matrix Laboratories, has been named Head of Global Technical Operations for Mylan Laboratories, where he will oversee global R&D, manufacturing, supply chain management and regulatory affairs. Mr. Malik has over 24 years of global generic pharmaceutical industry experience in leadership positions. Prior to joining Matrix, Mr. Malik was Head of Global Development and Registration for Sandoz and also formerly served as Head of Pharma Research and Global Regulatory Affairs at Ranbaxy. Mr. Malik will remain acting CEO of Matrix until such time that a replacement is named.

•	S. Srinivasan has been promoted to Chief Operating Officer for Matrix. Over the course of his 13-year career at Matrix, Mr. Srinivasan has distinguished himself in a wide range of functional areas, including finance, sales and marketing, business development and strategic planning. Most recently he served as Matrix’s Senior Vice President of Strategic Business Planning and Global Alliances.

•	Heather Bresch has been promoted to Head of North American Operations for Mylan. Ms. Bresch distinguished herself over her 15-year career at Mylan, including serving most recently as Senior Vice President of Strategic Corporate Development and Chief Integration Officer. Ms. Bresch will continue to serve as Chief Integration Officer while expanding her duties to lead North American Operations.

•	Terry Stewart has been promoted to Head of Global Manufacturing for Mylan, where he will be responsible for global oversight of all Mylan manufacturing activities. Terry has had a diverse and distinguished 30 year career in the chemical and pharmaceutical industry, including his most recent position as Vice President of Facilities for Mylan. He also previously served as Vice President of Global Engineering and Engineering Services at Schering Plough.
Mylan also announced that Dr. John P. O’Donnell, Chief Scientific Officer, will retire at the end of the current fiscal year, effective April 1, 2007, but will continue on with Mylan in a new role of Strategic Scientific Advisor in the office of the CEO. Dr. O’Donnell has had a most distinguished 25-year career at Mylan, including the last five as Chief Scientific Officer, where he provided leadership and strategic direction for scientific initiatives across the Company. During his tenure at Mylan, Dr. O’Donnell also served as Executive Vice President of Research and Quality and Vice President of Research and Product Development.
Robert J. Coury further commented: “John is highly accomplished and widely-respected in the industry and has been an outstanding leader and advisor to Mylan and myself for many years. We are fortunate that he has agreed to stay on in this important role where Mylan will continue to benefit from his deep scientific and regulatory knowledge.”
About Mylan
Mylan Laboratories Inc. is a leading pharmaceutical company with three principal subsidiaries, Mylan Pharmaceuticals Inc., Mylan Technologies Inc. and UDL Laboratories Inc., and a controlling interest in Matrix Laboratories Limited, India. Mylan develops, licenses, manufactures, markets and distributes an extensive line of generic and proprietary products. For more information about Mylan, please visit www.mylan.com
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